Filed pursuant to Rule 433

Registration Statement No. 333-161470

Final Term Sheet

March 28, 2011

THE HOME DEPOT, INC.

$1,000,000,000 4.40% Senior Notes due 2021

$1,000,000,000 5.95% Senior Notes due 2041

Issuer:	The Home Depot, Inc.

Title of Securities:	4.40% Senior Notes due April 1, 2021 (the “Notes due 2021”) 5.95% Senior Notes due April 1, 2041 (the “Notes due 2041”)

Principal Amount:	Notes due 2021: $1,000,000,000 Notes due 2041: $1,000,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa1 (positive) / BBB+ (stable) / BBB+ (positive)

Trade Date:	March 28, 2011

Settlement Date (T+3):	March 31, 2011

Maturity Date:	Notes due 2021: April 1, 2021 Notes due 2041: April 1, 2041

Interest Payment Dates:	Notes due 2021: Semi-annually on each April 1 and October 1, commencing October 1, 2011 Notes due 2041: Semi-annually on each April 1 and October 1, commencing October 1, 2011

Optional Redemption:

Notes due 2021: Prior to January 1, 2021, make-whole call at T+15 bps; par call on and after January 1, 2021

Notes due 2041: Prior to October 1, 2040, make-whole call at T+25 bps; par call on and after October 1, 2040

Treasury Benchmark:	Notes due 2021: 3.625% due February 15, 2021 Notes due 2041: 4.250% due November 15, 2040

Benchmark Yield:	Notes due 2021: 3.452% Notes due 2041: 4.514%

Spread to Benchmark:	Notes due 2021: 97 bps Notes due 2041: 147 bps

Reoffer Yield:	Notes due 2021: 4.422% Notes due 2041: 5.984%

Coupon:	Notes due 2021: 4.40% per annum Notes due 2041: 5.95% per annum

Price to Public:	Notes due 2021: 99.824% Notes due 2041: 99.528%

CUSIP/ISIN:	Notes due 2021: 437076AW2 / US437076AW21 Notes due 2041: 437076AV4 / US437076AV48

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets LLC

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

TD Securities (USA) LLC

Fifth Third Securities, Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities LLC

Citigroup Global Markets Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC, Prospectus Department, toll-free at 1-800-221-1037, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) Goldman, Sachs & Co., Prospectus Department, toll-free at 1-866-471-2526, by facsimile at 212-902-9316 or by e-mailing prospectus-ny@ny.email.gs.com, (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (v) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.propsectus_requests@baml.com.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2